EXHIBIT 10.1

February 25, 2016

Amendment to Exclusive License Agreement

dated August 5, 2015

BETWEEN:

OCURE LTD., an Israeli corporation

(hereinafter referred to as "Ocure")

OF THE FIRST PART

AND:

MADISON-IL LTD., an Israeli corporation

(hereinafter referred to as "the Subsidiary")

OF THE SECOND PART

AND:

MADISON VENTURES INC.,

A company duly incorporated under the laws of the State of Nevada,

(hereinafter referred to as "Madison")

OF THE THIRD PART

WHEREAS

A. The parties executed a license agreement respecting all rights of Ocure to a semi-occlusive wound dressing for ambulatory treatment of acute and chronic anal fissure dated August 5, 2015 (the "License Agreement");

B. It is mutually agreed and understood between all parties to the License Agreement, that the overall undertaking of the transaction took far longer than was initially envisioned by any/all parties, and thus many of the original timelines and closing conditions precedent as set out in the License Agreement could not be met.

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It is therefore mutually agreed that the License Agreement is amended as follows:

1. Clause 3.2 Schedule of Cash Payments "Initial Round" is amended as follows: As at the signing of the Amendment, Madison has paid $100,000 USD. Madison will pay the balance remaining of $150,000 as/on the following schedule:

•	$50,000 (on or before March 4, 2016);

•	$100,000 (on or before April 8, 2016)

2. Clause 3.2 Schedule of Cash Payments "Secondary Round" is amended as follows:

Madison agrees to make the second round of an additional $250,000 available to the Subsidiary, provided that Ocure has delivered on its applicable commitments and milestones as set out in Exhibit B of the License Agreement, and the License will and have continued to be held in force, and that at such time and date, ownership and right to any additional assets (not including the Licensed Technology) then existing in Ocure will be fully transferred to the Subsidiary. The second round will be payable as follows:

•	$100,000 (on or before August 12, 2016);

•	$100,000 (on or before September 23, 2016);

•	$50,000 (on or before October 28th, 2016);,

In the event that Ocure does not deliver on its applicable commitments and milestones for Madison to invest the second round payment to the Subsidiary, and Madison elects not to pay the second round payment, the License Agreement and the License will be terminated.

3. Clause 3.4(i) is amended as follows: The shareholders of Ocure and certain individuals designated by Ocure will have opportunity to purchase and acquire an equity stake in Madison that will equate to a collective ownership stake of up to 1,775,000 shares of common stock at the par value purchase price of $0.001 per share provided that they deliver to Madison the necessary subscription agreements and investment by way of check, money order or wire transfer, no later than March 31, 2016.

4. In all other respects, the License Agreement shall remain the same, and remains in full force and effect.

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This AMENDMENT to the License Agreement dated August 5, 2015 takes immediate effect as of the date of this Amendment above.

IN WITNESS WHEREOF the Parties, intending to be legally bound, have caused this Amendment Agreement to be executed and delivered by their duly authorized representatives and effective as of the date indicated above.

Ocure Ltd.		Madison Ventures Inc.

Signature:	/s/ Amos Bar Shalev	Signature:	/s/ Gene Gregorio
	Amos Bar Shalev,		Eugenio ("Gene") Gregorio
	Chief Executive Officer		Chief Executive Officer

Madison-IL Ltd.

		Signature:	/s/ Miryam Sani
Miryam Sani
Director

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